Exhibit 99.1

XTRA-GOLD RESOURCES CORP.

NEWS RELEASE	October 31, 2008

DRILL PROGRAM AND OPERATIONAL UPDATE

XTRA-GOLD RESOURCES CORP. (the ‘Company’) – ‘XTGR’ (OTCBB - NASD) Announces the exploration diamond drill program at the Kibi Gold Trend is completed with 3001 meters drilled, comprising of 18 drill holes. The first 8 drill holes have been sent to the lab for assays, and the remaining 10 drill holes are expected to be sent to the lab by the end of November. The company is expecting to have assays for release either late in the year or early in the New Year. The company also completed another 1000 meters of trenching on the Kibi Gold Trend that will help identify future drilling targets.

As we previously announced, the company has stopped mining the mineralized material because of a dispute with farmers over crop compensation. This stoppage also coincided with the rainy season, which is a less profitable time to mine. The mine operation was designed to stop and start, based on our flexible mining model. Management is using the current down time to analyze more cost effective ways to mine. The current plant is stationary. As a result our trucking and earthmoving costs have been increasing mostly due to the hauling distance. Management is analyzing the best design to make the plant mobile, so that the plant moves with the “mine face”. Management believes that the plant can be modified, and expects operating costs can be reduced significantly. Management expects to have the mobile plant design completed by the end of the year, and will submit to the Board for approval. By the time the mobile plant is operational, we believe the farmer dispute will be resolved. The company still has approximately 200,000 ounces of mineralized material left to be mined based on the original feasibility studies.

About Xtra-Gold

Xtra-Gold Resources Corp. is a gold exploration company with our properties located in Ghana, West Africa.

For further information, please visit our website at www.xtragold.com. If you have any questions, please contact James Longshore at (233) 242114692 or Peter Minuk, Vice-President, Finance at (416) 366-4227.